Exhibit 10.14

PROMISSORY NOTE

$109,600,000.00	August 15, 2024

FOR VALUE RECEIVED, EQRT 110 SOUTHEAST INNER LOOP, L.P., a Delaware limited partnership, and EQRT 1500 SHOALS, L.P., a Delaware limited partnership, (jointly and severally, “Borrower”), promise(s) to pay to the order of STATE FARM LIFE INSURANCE COMPANY, an Illinois insurance company, its successors or assigns (“Lender”), the principal sum of up to One Hundred Nine Million Six Hundred Thousand and 00/100 Dollars ($109,600,000.00) or so much as has been advanced to Borrower in accordance with the Loan Documents (the “Principal”), together with interest on the unpaid Principal balance outstanding from the date of disbursement until paid at the rate of five and seventy-five hundredths percent (5.75%) per annum (as may be amended pursuant to that certain Agreement Regarding Permitted Releases [defined below], the “Note Rate”). Interest shall be computed on the basis of a three hundred sixty (360) day year comprised of twelve (12), thirty (30) day months. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Mortgages (as herein defined).

I.             Advances and Payments.

A.            Funding. The Principal advanced to Borrower on the date hereof is the sum of Sixty-Eight Million Eight Hundred Six Thousand Eight Hundred Eighty and 00/100 Dollars ($68,806,880.00) (the “Initial Funding”). Provided that Borrower satisfies the Second Funding Requirements on or prior to September 30, 2024, Borrower shall be entitled to an additional advance in an amount not to exceed the sum of Forty Million Seven Hundred Ninety-Three Thousand One Hundred Twenty and 00/100 Dollars ($40,793,120.00) (the “Second Funding”). As used herein, the “Second Funding Requirements” shall have the meaning set forth in that certain Agreement Regarding Second Funding, Permitted Releases, Substitutions and Transfers of even date herewith between Borrower and Lender (the “Agreement Regarding Permitted Releases”).

B.            Payments. On the date of disbursement, Borrower shall pay interest only to Lender for the period from (and including) the date of disbursement to (and including) August 31, 2024. On October 1, 2024, and on the first day of each succeeding month thereafter (a “Regular Payment Date”), to and including August 1, 2034, Borrower shall pay all then accrued interest to Lender (a “Monthly Payment”), which based on an outstanding Principal amount equal to Sixty-Eight Million Eight Hundred Six Thousand Eight Hundred Eighty and 00/100 Dollars ($68,806,880.00) would equal monthly installments of Three Hundred Twenty-Nine Thousand Six Hundred Ninety-Nine and 63/100 Dollars ($329,699.63) each, provided, however, such Monthly Payment shall be adjusted upon any adjustments to the outstanding Principal amount (including, without limitation, as a result of the Second Funding or the payment of a Release Amount [as defined in the Agreement Regarding Permitted Releases] or other prepayment expressly permitted under the Loan Documents). Borrower shall pay to Lender a final payment of all outstanding Principal and accrued and unpaid interest and other Indebtedness thereon on September 1, 2034 (the “Maturity Date”). If a Regular Payment Date or the Maturity Date falls on a Saturday, Sunday or holiday observed by the Federal Reserve System, then for all purposes hereunder, including the determination of when payment is due, reference to such Regular Payment Date or the Maturity Date shall mean the next succeeding business day.

Loan No. 15134

C. All required payments are to be made to Lender at One State Farm Plaza, Bloomington, Illinois 61710-0001, Attention: Investment Accounting, D-3, or at any other place Lender shall designate in writing.

D. All Indebtedness is payable in lawful money of the United States of America that is legal tender for public and private debts.

II.            Events of Default; Remedies.

A. It shall constitute an event of default (an “Event of Default”) of and under this Promissory Note (this “Note”) if any of the following events shall occur:

1. Borrower shall fail to pay any Monthly Payment when due under this Note. However, Monthly Payments received by Lender within ten (10) days of the Regular Payment Date shall be considered made as required; provided, however, Lender agrees that the first time Borrower shall fail to timely make such Monthly Payment or any other payment that may become due under the Loan Documents, Borrower shall have a one-time right during the term of the Loan (the “One Time Cure Right”) to cure such failure to timely make such payment by making such payment within five (5) business days after notice by Lender of Borrower’s failure to make such payment, provided Borrower shall be entitled to such notice and cure period only one time during the term of the Loan. In the event the Monthly Payment and the Late Charge (as defined below) are not received by Lender on or before the end of the calendar month in which such Monthly Payment is due, the Default Rate (as defined below) shall apply from the first day of the month in which such Monthly Payment was due;

2. Borrower shall fail to perform or observe any of the other covenants, agreements or conditions of this Note and such failure shall remain uncured for thirty (30) days after written notice to Borrower of the occurrence of such failure; or

3. An “Event of Default” (as defined in any of the Loan Documents) shall occur under any of the other Loan Documents (including without limitation, any loan documents delivered in connection with the Second Funding or any Substitution [as defined in the Agreement Regarding Permitted Releases]).

B. Subject to the One Time Cure Right, provided that such One Time Cure Right has not previously been exercised, if any Monthly Payment payable under this Note is not paid on or before the tenth (10th) day after the applicable Regular Payment Date, Borrower shall pay to Lender an amount equal to the lesser of five percent (5%) of such unpaid Monthly Payment or the maximum amount permitted by Applicable Law (as defined below) to defray the expenses incurred by Lender in handling and processing the delinquent payment and to compensate Lender for the loss of use of the delinquent payment (the “Late Charge”). The Late Charge shall be immediately due and payable in addition to all other rights and remedies available to Lender.

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C. While any Event of Default exists, the Note Rate shall be increased to the lesser of ten and seventy-five hundredths percent (10.75%) per annum or the maximum amount permitted by Applicable Law (the “Default Rate”). The Default Rate shall accrue from the date of the first occurrence of the Event of Default to the date upon which the Event of Default is cured. It is a condition precedent to the cure of any Event of Default that Borrower shall pay all Principal and accrued interest required under this Note to the most current Regular Payment Date, plus the difference between the interest on the unpaid Principal balance calculated at the Default Rate and the interest on the unpaid Principal balance calculated at the Note Rate from the date of the first occurrence of the Event of Default to the date upon which the Event of Default is cured.

D. Prior to an Event of Default, payments received by Lender shall be applied first to interest and the remainder to Principal. During the existence of an Event of Default, Lender may, at its option, apply any payments or other amounts received first to the payment of Lender’s expenses incurred in accordance with the provisions of the Loan Documents, then to interest, and the remainder to Principal.

E. Upon an Event of Default, Lender may, at its option and without further notice, declare the Indebtedness, including the entire Principal balance, together with all accrued and unpaid interest thereon, to be immediately due and payable. Failure to exercise this option for a particular Event of Default shall not constitute a waiver of the right to exercise such right in case of any subsequent Event of Default.

III.           Security.

This Note is secured by, among other Loan Documents, each of the following documents in favor of Lender each dated as of the date hereof: (A) (1) a Deed of Trust, Security Agreement and Fixture Filing executed by EQRT 110 Southeast Inner Loop, L.P., and (2) a Deed of Trust, Security Agreement and Fixture Filing executed by EQRT 1500 Shoals, L.P., (each a “Mortgage”, and collectively, the “Mortgages”), which Mortgages encumber and constitute a lien upon and security interest in certain real property and fixtures and certain other property, rights and interests, all as more fully described in the Mortgages (the “Secured Property”); and (B) (1) an Assignment of Rents and Leases executed by EQRT 110 Southeast Inner Loop, L.P., and (2) an Assignment of Rents and Leases executed by EQRT 1500 Shoals, L.P. (each an “Assignment of Rents and Leases” and, collectively, the “Assignments of Rents and Leases”) in which Rents (as defined therein) and the Leases (as defined therein) are absolutely and unconditionally assigned by each Borrower to Lender.

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IV.          Prepayment.

A. This Note shall be closed to prepayment through and including September 1, 2026. Only thereafter, provided Borrower first gives Lender written notice at least fifteen (15) days but no more than one hundred twenty (120) days before the date selected by Borrower for prepayment (the “Prepayment Date”), Borrower may prepay the entire outstanding Principal (or Release Amount, if applicable, paid in connection with a Permitted Release [as defined in the Agreement Regarding Permitted Releases]) on said Prepayment Date, provided that (i) all other amounts outstanding under the Loan Documents are also paid, and (ii) provided that the prepayment is made before the Open Date, the amount prepaid is accompanied by a fee (the “Prepayment Fee”) calculated as follows:

1.             If the prepayment occurs prior to the date on which eighty-four (84) Monthly Payments have been made to Lender, the Prepayment Fee shall be equal to the greater of the following:

a.             An amount equal to one percent (1%) of the entire Principal amount to be prepaid, or

b.             If, at the time of prepayment, the Reinvestment Yield (as defined below) is less than the Note Rate, the Prepayment Fee shall be calculated by:

i.             Using the Reinvestment Yield corresponding to the payment frequency of this Note, adding the present values of: (A) the scheduled Monthly Payments remaining until the Maturity Date; plus (B) the final Principal and accrued interest payment due on the Maturity Date; and

ii.            From the sum so obtained, subtracting the outstanding Principal balance of this Note as of the Prepayment Date. The remainder shall be the Prepayment Fee.

2.             If the prepayment occurs after the date on which eighty-four (84) Monthly Payments have been made to Lender and on or before the date on which ninety-six (96) Monthly Payments have been made to Lender, the Prepayment Fee shall be equal to two percent (2%) of either (a) the outstanding principal balance of this Note, or (b) the amount being prepaid in accordance with a Permitted Release (as defined in the Agreement Regarding Permitted Releases) or a Substitution (as defined in the Agreement Regarding Permitted Releases).

3.             If the prepayment occurs after the date on which ninety-six (96) Monthly Payments have been made to Lender and on or before the date on which one hundred fourteen (114) Monthly Payments have been made to Lender, the Prepayment Fee shall be equal to one percent (1%) of either (a) the outstanding principal balance of this Note, or (b) the amount being prepaid in accordance with a Permitted Release or a Substitution.

As used herein, “Reinvestment Yield” means fifty (50) basis points in excess of the yield on United States Treasury Securities having the closest maturity (month and year) to the Maturity Date. Should more than one United States Treasury Security be quoted as maturing on the Maturity Date, then the yield of the United States Treasury Security quoted closest to par will be used in the calculation.

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The Prepayment Fee shall be calculated two (2) business days before the Prepayment Date. Failure to prepay on the Prepayment Date shall be considered a waiver by Borrower of the present right to prepay.

B. In the event there is a time period during the term of the Loan in which Borrower is prohibited from prepaying the Loan (“Closed Period”), but a prepayment is made during the Closed Period notwithstanding such prohibition, whether as a result of any statutory right of Borrower to repay the Note, upon acceleration or as permitted by Lender in its sole discretion, the Prepayment Fee shall be calculated in the manner set forth in Section 4.A.1 above and shall apply to such prepayment and be a condition of Borrower’s right to make such prepayment. This subsection shall not be construed as granting Borrower any right to prepay the Note during the Closed Period.

C. If Lender declares the entire Indebtedness to be immediately due and payable as a result of an Event of Default, Borrower agrees that the Prepayment Fee, calculated as if the Prepayment Date were the date of acceleration, shall apply. Prior to the date of any such acceleration, no Prepayment Fee will be charged in the event the Loan is prepaid in whole or in part by the application of insurance or condemnation proceeds or any repayment of the Loan resulting from any change of law affecting Lender’s ability to make the Loan to Borrower, as required by the Loan Documents.

D. No Prepayment Fee shall be payable after March 1, 2034 (the “Open Date”).

E. Borrower agrees that the manner of calculation of the Prepayment Fee set forth in this Note represents bargained-for consideration to Lender for granting to Borrower the privilege of prepaying the Note prior to the Maturity Date and does not represent a penalty.

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V.	Limitation of Liability.

In consideration of the security provided by Borrower to Lender for repayment of the Indebtedness, including, without limitation, the liens on and security interests in the Secured Property granted pursuant to the Mortgage and the assignment of the Rents and Leases made pursuant to the Assignment of Rents and Leases, upon the occurrence of an Event of Default under the Mortgage or under any of the other Loan Documents, Lender agrees that it shall not, except as otherwise set forth in this Section, seek to enforce, nor shall Lender be entitled to enforce, any deficiency or monetary judgment against Borrower, any partner of Borrower, any member of Borrower, any shareholder of Borrower or any beneficiary of Borrower (individually, an “Exculpated Party”, and collectively, the “Exculpated Parties”), personally, and shall not levy or execute judgment upon any property of the Exculpated Parties, other than the Secured Property; provided however it is expressly agreed, acknowledged and understood, however, that the foregoing limitation of the liability shall not apply to Borrower to the extent that Borrower or its sole member is, pursuant to the further terms hereof, liable for any Losses (as hereafter defined) and nothing contained herein shall in any manner or way release, affect or impair:

(a)  The existence of the Indebtedness and Obligations created in and evidenced by the Loan Documents;

(b)  The enforceability of the liens, security interests and assignments created in and granted by the Loan Documents against the Secured Property;

(c)  The enforceability of the Environmental Indemnification Agreement and any Guaranty given to Lender;

(d)  The right of Lender to recover from Borrower all Indebtedness, including Principal, interest and other amounts outstanding under the Loan Documents, following (i) a violation of Section 3.11 of the Mortgage; and/or (ii) the occurrence of any of the bankruptcy-related Events of Default under Sections 4.1(i)(C), 4.1(j), 4.1(k) (solely with respect to authorizing the action set forth in Section 4.1(i)(C)) or 4.1(l) of the Mortgage; or

(e)  The right of Lender to recover from Borrower (Borrower is sometimes hereafter called a “Liable Party” or the “Liable Parties”), who shall be jointly and severally liable for all Losses incurred by Lender (whether directly or indirectly) arising from or related to the following:

(i) The failure to apply any Rents actually received by any of the Exculpated Parties or Liable Parties at any time after an Event of Default (all such Rents received during such period being herein called “Recoverable Rents”) to (A) the payment of any amount then due under the Loan Documents; (B) the payment of all operating expenses of the Secured Property; or (C) the performance of any Obligations required under the Loan Documents; provided, however, the Liable Parties shall not be liable to Lender under this subsection (i) for any Recoverable Rents in excess of the Recoverable Rents necessary for the payment of the amounts and the performance of the obligations set forth in (A), (B) and (C) above;

(ii) The misapplication or misappropriation of any tenant security deposits, advance or prepaid Rents, cancellation or termination fees or other similar sums paid to or held by Borrower, any affiliate of Borrower or any other Person (other than Lender) in connection with the operation of the Secured Property in violation of the Loan Documents or any Leases affecting the Secured Property;

(iii) The willful or wanton act or omission on the part of any of the Exculpated Parties or Liable Parties resulting in the damage to or destruction of all or any portion of the Secured Property, including, without limitation, intentional waste or any act of arson or malicious destruction by any of the Exculpated Parties or Liable Parties;

(iv) The failure to maintain insurance as required by the Loan Documents or any Leases affecting the Secured Property or the failure to timely pay insurance premiums, real estate taxes, regular or special assessments or utility charges affecting the Secured Property; provided, however, the Liable Parties shall not be personally liable for Losses in which the causative event arose after the Tender Date.

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“Tender Date” shall mean the date on which Borrower tenders to Lender written and executed agreements containing provisions necessary to accomplish a recordable deed-in-lieu of foreclosure, a consent to judicial foreclosure and a consent to appointment of a receiver for the Secured Property, and Borrower continues thereafter to reasonably cooperate with respect to accomplishing the deed-in-lieu of foreclosure, foreclosure or receivership (or combination of receivership and foreclosure); it being understood that setting the Tender Date shall not require the acceptance of the tender documents by Lender.

If, however, Borrower withdraws or cancels any of the documents delivered to establish the Tender Date, any of such documents are rendered ineffective due to bankruptcy or insolvency of the Borrower, or Borrower opposes or ceases to provide reasonable cooperation with respect to accomplishing the deed-in-lieu of foreclosure, foreclosure or receivership, such Tender Date shall be null and void, and the Tender Date thereafter shall mean the date on which Lender or its designee (or any purchaser at a foreclosure sale) takes title to the Secured Property by foreclosure or deed in lieu of foreclosure and either (y) Lender (or its designee or a purchaser at the foreclosure sale) takes physical possession of the Secured Property or (z) Borrower vacates the Secured Property and permits and does not oppose Lender (or its designee or a purchaser at the foreclosure sale) taking physical possession of the Secured Property;

(v) The failure of the Exculpated Parties or Liable Parties to deliver to Lender any Proceeds actually received by any of them in violation of the Loan Documents or failure to use such Proceeds for Restoration of the Secured Property in accordance with the terms of the Loan Documents; or

(vi) Any fraud or willful misrepresentation of a material fact by any of the Exculpated Parties or Liable Parties in any document executed or presented to Lender in connection with the Loan.

As used herein, the term “Losses” means any and all third party claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, costs, fines, penalties and out-of-pocket charges, fees, expenses (including, without limitation, reasonable legal fees and expenses and other costs of defense and internal administrative fees assessed by Lender), judgments, awards or amounts paid in settlement of whatever kind or nature actually incurred.

As used herein, the term "Rents" means all rents, issues, profits, proceeds, income, revenues, royalties, advantages, avails, claims against guarantors, security and other deposits (whether in the form of cash, letters of credit or other forms) advance rentals and any and all other payments or benefits now or hereafter derived, directly or indirectly, from the Secured Property, whether under the Leases or otherwise.

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VI.          Non-Usurious Loan.

A. It is the intention of Borrower and Lender that this Note and all other Loan Documents shall comply with any Applicable Law. To that end, the parties stipulate and agree that none of the terms and provisions of this Note or the Loan Documents shall ever be construed to create a contract that violates any Applicable Law or exceeds the limits imposed or provided by law for the use or detention of money or for forbearance in seeking its collection.

B. In the event that interest paid or received under this Note or the other Loan Documents shall result, because of any reduction of Principal or any other reason, in an effective rate of interest which for any period is in excess of applicable usury limits, such excess interest for the period in question shall, at Lender’s option, be refunded to Borrower or be applied upon the outstanding Principal without a Prepayment Fee.

C. As used herein, “Applicable Law” means any federal or state statute or other law, including, but not limited to, the applicable usury laws of the State of Illinois (the “State”) or the United States (whichever allows the greater rate of interest), as such Applicable Law now exists, is amended or is enacted during the term of this Note.

D. Borrower represents and agrees that the Indebtedness evidenced by this Note constitutes a commercial business loan and Borrower owns and operates a “business” which comes within the purview of: 815 ILCS 205/4, as amended.

VII.         Lender’s Attorneys’ Fees.

Should the Indebtedness evidenced by this Note or any part thereof be: (i) collected at law or in equity or through any legal, bankruptcy, receivership, probate or other court proceedings; (ii) placed in the hands of attorneys for collection after the occurrence of an Event of Default; or (iii) the subject of any court proceeding involving the lien of the Mortgage or its priority, Borrower shall pay to Lender, in addition to the Principal and interest due and payable hereunder and all other Indebtedness due pursuant to the terms of the Loan Documents, reasonable outside attorneys’ and paralegals’ fees and collection costs, including those incurred by Lender on any appeal.

VIII.        Borrower’s Waivers.

Except as expressly provided in the Loan Documents, Borrower (on behalf of itself and every person or entity at any time liable for the payment of the Indebtedness) hereby waives presentment for payment, demand and notice of demand, dishonor and notice of dishonor, protest and notice of protest, nonpayment and notice of nonpayment of this Note, and all other notices and demands, including without limitation, notice of intention to accelerate the maturity of this Note, notice of acceleration of the maturity of this Note, diligence in collection and the bringing of suit against any other party, and hereby further agrees to all renewals, extensions, modifications, partial payments, releases or substitutions of security, in whole or in part, with or without notice, whether before or after maturity.

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IX.          Payment of Taxes and Fees.

Borrower agrees to pay all costs, expenses, fees and taxes on or with respect to the execution, delivery, recordation, existence or possession of this Note, the Mortgages and other Loan Documents, including, without limitation, all recording fees and any documentary stamp tax or intangible personal property tax now or hereafter required by Applicable Law to be affixed or paid with respect to this Note, the Mortgages or the other Loan Documents.

X.            Waiver of Trial by Jury.

Each of Borrower and Lender (by acceptance hereof) hereby waives, to the fullest extent permitted by Applicable Law, the right to trial by jury in any action, proceeding or counterclaim filed by any party, whether in contract, tort or otherwise relating directly or indirectly to this Note or any acts or omissions of the other party in connection therewith or contemplated thereby.

XI.          [Reserved]

XII.         Governing Law.

This Note and the rights, duties, obligations and liabilities of the parties hereunder and/or arising from or relating in any way to the Indebtedness or the Loan shall be governed by and construed for all purposes under the law of the State.

XIII.        Remedies Cumulative.

The remedies of Lender provided herein and in the other Loan Documents shall be in addition to, and not in limitation of, such other remedies as Lender may have under applicable statutes or laws. All of such remedies shall be cumulative and concurrent, and may be pursued singularly, successively or together at the sole discretion of Lender, and may be exercised as often as occasion therefor shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

XIV.       Releases.

Lender may, without notice, and without regard to the consideration, if any, given or paid therefor, release or substitute any part of the Secured Property given as security for the repayment of the Indebtedness without releasing any other property given as security for the Indebtedness, or may release any party liable for the payment of the Indebtedness without releasing any other party liable for the Indebtedness, or may agree with any party liable for the Indebtedness to extend the time for payment of any part or all of the Indebtedness without releasing any party liable for the Indebtedness. Any failure of Lender to exercise any right granted herein, in the Mortgages or the other Loan Documents shall not constitute a waiver of such right or preclude the subsequent exercise thereof.

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XV.         Joint and Several Obligations.

If this Note is executed by more than one party, the obligations and liabilities of Borrower under this Note shall be joint and several.

XVI.       Successors and Assigns.

This Note shall inure to the benefit of and may be enforced by Lender and its successors and assigns.

XVII.      Counterparts.

This Note may be executed in multiple counterparts, all of which shall be deemed originals and with the same effect as if all parties had executed the same document. All counterparts shall be construed together and shall constitute one instrument.

[Remainder of This Page Intentionally Left Blank – Signature Pages Follow]

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IN WITNESS WHEREOF, Borrower has executed this Note as of the day and year first above written.

Borrower’s Address:

c/o EQT Exeter

Five Radnor Corporate Center

100 Matsonford Road, Suite 250,

Radnor, Pennsylvania 19087

Attn: J. Peter Lloyd

BORROWER (jointly and severally):

EQRT 110 SOUTHEAST INNER LOOP, L.P., a

Delaware limited partnership

By: EQRT 110 Southeast Inner Loop GP, LLC, a

Delaware limited liability company, its sole general

partner

By: EQT Exeter REIT Operating Partnership LP, a

Delaware limited partnership, its sole member

By EQT Exeter Real Estate Income Trust, Inc., a

Maryland corporation, its sole general partner

By:	/s/ J. Peter Lloyd
Name: J. Peter Lloyd,
Title: Chief Financial Officer

EQRT 1500 SHOALS, L.P., a Delaware limited partnership

By: EQRT 1500 Shoals GP, LLC, a Delaware limited liability

company, its sole general partner

By: EQT Exeter REIT Operating Partnership LP, a

Delaware limited partnership, its sole member

By EQT Exeter Real Estate Income Trust, Inc., a

Maryland corporation, its sole general partner

By:	/s/ J. Peter Lloyd
Name: J. Peter Lloyd,
Title: Chief Financial Officer

SIGNATURE PAGE

PROMISSORY NOTE

COMMONWEALTH OF PENNSYLVANIA	)
)ss.:
COUNTY OF DELAWARE	)

On this the 12 day of August, 2024, before me, the undersigned officer, personally appeared J. Peter Lloyd, Chief Financial Officer of EQT Exeter Real Estate Income Trust, Inc., a Maryland corporation, which is the sole general partner of EQT Exeter REIT Operating Partnership LP, a Delaware limited partnership, which is the sole member of and EQRT 110 Southeast Inner Loop GP, LLC, a Delaware limited liability company, which is the sole general partner of EQRT 110 SOUTHEAST INNER LOOP, L.P., a Delaware limited partnership, and that he, as such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the limited liability company by himself as Chief Financial Officer.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ Lisa Bianchini
NOTARY PUBLIC

Print Name:	Lisa Bianchini
My commission expires:

[SEAL]

COMMONWEALTH OF PENNSYLVANIA	)
)ss.:
COUNTY OF DELAWARE	)

On this the 12 day of August, 2024, before me, the undersigned officer, personally appeared J. Peter Lloyd, Chief Financial Officer of EQT Exeter Real Estate Income Trust, Inc., a Maryland corporation, which is the sole general partner of EQT Exeter REIT Operating Partnership LP, a Delaware limited partnership, which is the sole member of and EQRT 1500 Shoals GP, LLC, a Delaware limited liability Company, which is the sole general partner of EQRT 1500 SHOALS, L.P., a Delaware limited partnership, and that he, as such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the limited liability company by himself as Chief Financial Officer.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ Lisa Bianchini
NOTARY PUBLIC

Print Name:	Lisa Bianchini
My commission expires: